As filed with the Securities and Exchange Commission on February 13, 2018

Registration No. 333-218003

333-211210

333-206689

333-196718

333-192111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8 Registration Statement No. 333-218003

Form S-8 Registration Statement No. 333-211210

Form S-8 Registration Statement No. 333-206689

Form S-8 Registration Statement No. 333-196718

Form S-8 Registration Statement No. 333-192111

UNDER THE SECURITIES ACT OF 1933

BARRACUDA NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	83-0380411
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3175 S. Winchester Blvd.

Campbell, California 95008

(Address of principal executive offices, including zip code)

2012 Equity Incentive Plan

2015 Employee Stock Purchase Plan

2004 Stock Plan

SignNow, Inc. 2011 Equity Inventive Plan

Purewire, Inc. 2008 Stock Incentive Plan

(Full title of the plan)

William D. “BJ” Jenkins. Jr.

Chief Executive Officer

Barracuda Networks, Inc.

3175 S. Winchester Blvd.

Campbell, California 95008

(408) 342-5400

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Gerald T. Nowak, P.C.

Bradley C. Reed

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

(312) 862-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Barracuda Networks, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-218003	May 15, 2017	2012 Equity Incentive Plan	2,380,370
333-211210	May 6, 2016	2012 Equity Incentive Plan	2,346,083
333-206689	August 31, 2015	2012 Equity Incentive Plan 2015 Employee Stock Purchase Plan	2,379,645 750,000
333-196718	June 13, 2014	2012 Equity Incentive Plan	2,297,033
333-192111	November 6, 2013	2012 Equity Incentive Plan 2004 Stock Plan SignNow, Inc. 2011 Equity Incentive Plan Purewire, Inc. 2008 Stock Incentive Plan	9,847,100 1,323,978 56,425 5,462

On November 26, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Barracuda Holdings, LLC (f/k/a Project Deep Blue Holdings, LLC), a Delaware limited liability company (“Newco”) and Project Deep Blue Merger Corp., a Delaware corporation and wholly owned subsidiary of Newco (“Merger Sub”). Pursuant to the Merger Agreement, on February 12, 2018, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Newco (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on February 13, 2018.

BARRACUDA NETWORKS, INC.

By:	/s/ Diane C. Honda
Diane C. Honda
Senior Vice President, General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.